Exhibit 4.7

Third Addendum to Promissory Note Dated June 17, 2011

Pursuant to our conversation we mutually agreed to extend the due date of the note attached from June 17, 2012 to a new due date of December 17, 2012.

Not with standing any verbal agreements, all the terms and conditions of the original promissory note shall remain in full force and effect.

The Maker "Devon Jones" shall continue to make interest only payments monthly to the "Payee" Innovest , LLC.

By:	/s/ Devon Jones	Dated:	6/17/12
Devon Jones, Chief Executive Officer
Intelligent Highway Solutions, Inc.